Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358 or John Filler, 301-398-4086

Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE REPORTS 2005 SECOND QUARTER AND

SIX-MONTH FINANCIAL RESULTS

Recent Highlights

•                  Synagis® worldwide sales of $523 million increased 9 percent in first six months of 2005 over the 2004 period

•                  Year-to-date earnings of $70 million, or $0.28 per diluted share

•                  Stock repurchase program accelerated during second quarter; $67 million in stock repurchased in first six months of 2005

•                  Preliminary analysis of Phase 3 bridging study for FluMist® and CAIV-T shows primary endpoint of comparable immunogenicity achieved

•                  Data from several FluMist and CAIV-T studies supporting broad protection against influenza presented at the Pediatric Academic Societies’ (PAS) Annual Meeting

•                  Phase 1/2 study data for Numax™ presented at PAS Annual Meeting showing acceptable safety profile

•                  Phase 2 data showing positive overall survival results for melanoma patients treated with Vitaxin® presented at the American Society of Clinical Oncology (ASCO) Annual Meeting

•                  Preliminary Phase 1 clinical trial results of siplizumab indicate the antibody safe and well tolerated in patients with certain T-cell lymphomas and leukemias presented at ASCO

•                  Preclinical data demonstrating a correlation between interleukin-9 (IL-9) and increased airway hyperreactivity presented at the Annual International Conference of the American Thoracic Society

•                  Collaboration established with Avalon Pharmaceuticals to discover and develop small molecules for inflammatory diseases

•                  MedImmune’s scientific founders honored with 2005 Albert B. Sabin Humanitarian Award for their contributions to creating innovative and breakthrough advancements in medicine

GAITHERSBURG, MD, July 21, 2005 – MedImmune, Inc. (Nasdaq: MEDI) announced today that total revenues for the 2005 second quarter were $88 million, including a 10-percent increase in sales of Synagis (palivizumab) in the U.S. to $43 million. Worldwide sales of Synagis were $51 million in the 2005 second quarter, while worldwide sales of Ethyol® (amifostine) totaled $23 million and Cytogam® (cytomegalovirus immune globulin intravenous (human)) totaled $11 million.  MedImmune’s quarterly results are heavily impacted by the seasonal use of two of its four marketed products, Synagis and FluMist (Influenza Virus Vaccine Live, Intranasal), both of which are prescribed to help prevent serious respiratory viruses that most commonly occur in the fall and winter months. Total revenues in the 2004 second quarter were $94 million, which included $56 million of worldwide sales from Synagis, $25 million from Ethyol, and $8 million from CytoGam. Sales of Synagis outside the U.S. in the 2004 second quarter were $16 million, reflecting earlier than normal stocking of inventories prior to the start of the 2004-2005 respiratory syncytial virus season.

Total revenues in the first six months of 2005 grew to $598 million due to a 9-percent increase in worldwide sales of Synagis to $523 million. In the first six months of 2005, sales of Ethyol were $45 million and sales of CytoGam were $22 million. Total revenues in the 2004 period were $583 million due to $478 million in worldwide sales of Synagis, $49 million in sales of Ethyol, and $18 million in sales of CytoGam.

“In the second quarter, we continued to execute on our 2005 objectives,” commented David M. Mott, president and chief executive officer. “We made significant clinical progress with the completion of the influenza vaccine bridging study and with the preparatory steps required for unblinding the Phase 3 efficacy trial results with the investigational, next-generation refrigerator stable formulation influenza vaccine, CAIV-T, in the fall. In addition to the continuing progress of the pipeline, domestic sales of Synagis grew 12 percent in the first half of 2005 to $483 million.”

In connection with the dissolution in last year’s second quarter of MedImmune’s relationship with Wyeth for the development and marketing of the company’s influenza vaccine technology, certain charges impacted results for 2004. In the discussion below, MedImmune has provided the overall results for both the second quarter and six months ending June 30 with and without the impact of these charges, as well as a reconciliation in the accompanying schedules so that the underlying trends in the operations of the business can be more readily identified.

Additional Results for the 2005 Second Quarter

For the second quarter of 2005, MedImmune reported a net loss of $44 million, or $0.18 per share, compared to a net loss in the 2004 second quarter of $100 million, or $0.40 per share. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net loss for the 2005 second quarter remained $44 million, or $0.18 per share, compared to $29 million, or $0.12 per share, in the 2004 second quarter.

Gross margins on product sales were 67 percent in the 2005 second quarter and 59 percent in the 2004 second quarter. Excluding the impact of FluMist, gross margins were 71 percent in the 2005 second quarter and 76 percent in the 2004 second quarter, primarily reflecting the favorable impact of higher international sales of Synagis during the 2004 second quarter.

Research and development (R&D) expenses increased to $79 million in the 2005 second quarter from $57 million in the 2004 second quarter, due to increased expenses from ongoing preclinical activities and clinical trials for product candidates, including Numax and CAIV-T.

Selling, General and Administrative (SG&A) costs in the 2005 second quarter increased to $61 million from $58 million in the comparable 2004 period, primarily due to costs associated with expanding the pediatric sales organization and increased co-promotion expense related to sales of Synagis in the U.S.

Additional Results for Six-Month Period Ended June 30, 2005

For the first six months of 2005, MedImmune reported net earnings of $70 million, or $0.28 per diluted share, compared to net earnings of $11 million, or $0.04 per diluted share in the first six months of 2004. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net earnings for the 2005 first half were $71 million, or $0.28 per diluted share, compared to $82 million, or $0.33 per share, in the 2004 first half.

Gross margins on product sales for the 2005 first half were 75 percent compared to 66 percent in the 2004 first half. Excluding the impact of FluMist, gross margins were 76 percent and 75 percent in the 2005 first half and in the 2004 first half, respectively.

R&D expenses increased to $147 million in the 2005 first half from $107 million in the 2004 period, due to increased expenses from ongoing preclinical activities and clinical trials for product candidates, including Numax and CAIV-T. MedImmune’s R&D expenditures in the first six months of 2005 were 25 percent of product sales versus 19 percent in the first half of 2004, reflecting the continuing investment to bring new products to market as part of the company’s long-range plan.

SG&A costs in the 2005 first half increased to $218 million from $182 million in the 2004 first half due primarily to additional costs associated with the expansion of the pediatric sales organization and increased co-promotion expense related to sales of Synagis in the U.S.

The effective tax rate for the 2005 first half was 35 percent compared to 49 percent in the 2004 first half. The higher effective tax rate in 2004 was due primarily to $7 million of charges associated with the termination of the Wyeth agreements that were non-deductible for income tax purposes.

Cash and marketable securities as of June 30, 2005 were $1.8 billion, up from $1.7 billion as of December 31, 2004, primarily due to operating cash flow generated during the first six months of 2005. During the first six months of 2005, MedImmune repurchased approximately 2.6 million shares of common stock at a total cost of $67 million.

Looking Ahead in 2005

MedImmune is reconfirming its previously stated annual guidance for 2005 originally issued on February 3, 2005. The company’s guidance is provided as a convenience to investors. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects.  For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, July 21, 2005 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until July 28, 2005. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on July 21, 2005 and ending at midnight July 28, 2005 by calling (888) 286-8010. The passcode for the audio replay is 83844310.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With approximately 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website.

DISCLOSURE NOTICE: This announcement contains historical financial information as of and for the three-month and six-month periods ended June 30, 2005 and June 30, 2004 that is unaudited and certain audited balance sheet information as of December 31, 2004. MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “Looking Ahead in 2005,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2005 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

- Tables Follow -

MedImmune, Inc.

Consolidated Statements of Operations (Unaudited)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues:
Product sales	$84.7	$90.7	$593.4	$573.9
Other revenue	3.8	2.9	4.9	8.7
	88.5	93.6	598.3	582.6
Costs and expenses:
Cost of sales	28.0	37.3	147.8	195.5
Research and development	78.8	57.1	147.2	106.9
Selling, general and administrative	60.9	58.1	218.4	181.8
Other operating expenses	2.9	2.1	5.5	3.9
Impairment of intangible asset	—	73.0	—	73.0
Acquired in-process research and development (IPR&D)	—	24.7	—	24.7
Technology transfer and transition expenses	0.5	11.5	1.4	11.5
	171.1	263.8	520.3	597.3

Interest income, net	15.7	14.4	30.4	28.4
(Loss) gain on investment activities	(1.2)	0.6	(0.9)	7.3

(Loss) earnings before income taxes	(68.1)	(155.2)	107.5	21.0
(Benefit) provision for income taxes	(23.9)	(54.9)	37.6	10.3
Net (loss) earnings	$(44.2)	$(100.3)	$69.9	$10.7

Basic (loss) earnings per share	$(0.18)	$(0.40)	$0.28	$0.04

Shares used in computing basic (loss) earnings per share	247.4	248.7	247.7	248.5

Diluted (loss) earnings per share (1)	$(0.18)	$(0.40)	$0.28	$0.04

Shares used in computing diluted (loss) earnings per share (1)	247.4	248.7	257.0	249.8

(1) In accordance with EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which became effective during the fourth quarter of 2004, the company’s 1% Convertible Senior Notes, which represent 7.3 million potential shares of common stock, are now included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger has been met, unless the effect is anti-dilutive. Earnings used in computing diluted earnings per share, after assumed conversion of convertible notes, were $71.0 million for the six months ended June 30, 2005.

MedImmune, Inc.

Selected Financial Information (Unaudited)

(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the termination of the Wyeth collaboration for FluMist during 2004. The transition activities associated with Wyeth’s exit from the collaboration are substantially complete. MedImmune’s management excludes the impact of the charges associated with the termination of the Wyeth collaboration when evaluating the company’s ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Item:
Net (loss) earnings, as reported (1)	$(44.2)	$(100.3)	$69.9	$10.7
Impairment of intangible asset (2)	—	73.0	—	73.0
Acquired in-process research and development (3)	—	24.7	—	24.7
Technology transfer and transition expenses (4)	0.5	11.5	1.4	11.5
Income taxes (5)	(0.2)	(37.9)	(0.5)	(37.9)
Net (loss) earnings, as adjusted	$(43.9)	$(29.0)	$70.8	$82.0

Basic (loss) earnings per share, as reported	$(0.18)	$(0.40)	$0.28	$0.04
Diluted (loss) earnings per share, as reported	$(0.18)	$(0.40)	$0.28	$0.04

Basic (loss) earnings per share, as adjusted	$(0.18)	$(0.12)	$0.29	$0.33
Diluted (loss) earnings per share, as adjusted (6)	$(0.18)	$(0.12)	$0.28	$0.33

Shares used to compute (loss) earnings per share:
Basic, as reported	247.4	248.7	247.7	248.5
Diluted, as reported	247.4	248.7	257.0	249.8

Basic, as adjusted	247.4	248.7	247.7	248.5
Diluted, as adjusted	247.4	248.7	257.0	257.1

(1)          Prepared in accordance with accounting principles generally accepted in the United States (GAAP).

(2)          Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)          Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to in-process research and development (IPR&D).

(4)          Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)          Represents the adjustment to income taxes associated with the impairment of intangible asset, IPR&D and the technology transfer and transition charges.

(6)          Earnings used in computing adjusted diluted earnings per share, after assumed conversion of convertible notes, were $71.9 million and $83.9 million for the six months ended June 30, 2005 and June 30, 2004, respectively.

MedImmune, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30,	December 31,
	2005	2004
	(unaudited)

Assets:
Cash and marketable securities	$1,771.2	$1,706.1
Trade and contract receivables, net	16.6	206.6
Inventory, net	87.5	64.1
Deferred taxes, net	147.4	177.9
Property and equipment, net	332.3	310.9
Goodwill and intangible assets, net	33.5	37.9
Other assets	57.2	60.9
	$2,445.7	$2,564.4

Liabilities and shareholders’ equity:
Accounts payable	$17.3	$15.1
Accrued expenses	197.4	337.3
Other liabilities	44.1	30.3
Long-term debt	506.6	507.1
Shareholders’ equity	1,680.3	1,674.6
	$2,445.7	$2,564.4

Common shares outstanding	246.6	248.5

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